Exhibit 99.1

NEWS RELEASE
Del Monte Foods Company
P.O. Box 193575
San Francisco, CA 94119-3575

DEL MONTE CORPORATION ANNOUNCES
COMMENCEMENT OF EXCHANGE OFFER

     SAN FRANCISCO, CA, November 21, 2005 — Del Monte Corporation, a wholly-owned subsidiary of Del Monte Foods Company (NYSE:DLM), announced that it has commenced its offer to exchange up to $250.0 million principal amount of newly issued 6 3/4% Senior Subordinated Notes Due 2015, registered under the Securities Act of 1933, for a like principal amount of its outstanding, privately placed 6 3/4% Senior Subordinated Notes Due 2015. The newly issued notes will be guaranteed on a subordinated basis by Del Monte Foods Company and on a senior subordinated basis by certain wholly-owned subsidiaries of Del Monte Corporation.
     The outstanding notes were privately placed in conjunction with the refinancing of a significant portion of Del Monte Foods’ then-existing indebtedness in February 2005. Del Monte Corporation is making this exchange offer to satisfy its obligations under the registration rights agreement relating to the outstanding notes in which Del Monte Corporation committed to use its commercially reasonable efforts to issue notes pursuant to a registration under the Securities Act of 1933, which notes generally can be publicly traded, in exchange for the outstanding, privately placed notes, which are subject to certain transfer restrictions. The exchange offer will not affect Del Monte’s outstanding debt levels, as new notes issued pursuant to the registration under the Securities Act will be issued only upon cancellation of a like amount of currently outstanding notes.
     Del Monte will accept for exchange any and all outstanding notes validly tendered on or before 5:00 p.m., New York City time, on December 20, 2005, unless the exchange offer is extended. The exchange offer is made only pursuant to Del Monte’s prospectus dated November 21, 2005, which has been filed with the Securities and Exchange Commission as part of Del Monte’s Registration Statement on Form S-4. The Registration Statement was declared effective by the Securities and Exchange Commission on November 21, 2005.

     Copies of the prospectus and transmittal materials governing the exchange offer can be obtained from the Exchange Agent, Deutsche Bank Trust Company Americas, by calling (800) 735-7777, by faxing a request to (615) 835-3701, by writing via regular mail to DB Services Tennessee, Inc., Reorganization Unit, P.O. Box 292737, Nashville, TN 37229-2737, or by writing via overnight mail or courier to DB Services Tennessee, Inc., Corporate Trust & Agency Services, Reorganization Unit, 648 Grassmere Park Road, Nashville, TN 37211.
     Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2005. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ‘n Bits®, Pup-Peroni®, Snausages®, Pounce® and Meaty Bone®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.

CONTACTS:	Media Inquiries Brandy Bergman/Tracy Greenberger Citigate Sard Verbinnen (212) 687-8080	Investor Relations Tom Gibbons Del Monte Foods (415) 247-3382
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